Exhibit 99.1

Destination XL Group, Inc. Reports Fiscal 2021 Fourth-Quarter and

Full-Year Financial Results

Reports Record Annual Sales and Profit;

Full-Year Sales of $505 Million, Net Income of $56.7 million, $0.83 EPS,

Adjusted EBITDA of $76.9 million

Announces $15.0 Million Stock Repurchase Program

CANTON, MA., March 17, 2022– Destination XL Group, Inc. (NASDAQ: DXLG), the largest omni-channel specialty retailer of big and tall men’s apparel, today reported financial results for the fourth quarter and fiscal year 2021.

Fourth Quarter Highlights

•
Total sales for the fourth quarter were $133.5 million, up 33.3% from $100.1 million for fiscal 2020 and up 1.7% from $131.2 million for fiscal 2019. Comparable sales increased 41.5% as compared to fiscal 2020 and 9.4% as compared to fiscal 2019.
•
Net income for the fourth quarter was $9.9 million, or $0.14 per diluted share, as compared to a net loss of $(5.1) million, or $(0.10) per diluted share, for fiscal 2020 and net income of $2.4 million, or $0.05 per diluted share for fiscal 2019.
•
Adjusted EBITDA, a non-GAAP measure, was $14.3 million for the fourth quarter as compared to $0.7 million for fiscal 2020 and $9.9 million for fiscal 2019.

Fiscal 2021 Highlights

•
Total sales for fiscal 2021 were $505.0 million as compared to total sales of $318.9 million for fiscal 2020 and $474.0 million for fiscal 2019. Comparable sales increased 68.5% as compared to fiscal 2020 and 14.2% as compared to fiscal 2019.
•
Net income was $56.7 million, or $0.83 per diluted share, as compared to a net loss of $(64.5) million, or $(1.26) per diluted share, in fiscal 2020 and a net loss of $(7.8) million, or $(0.16) per diluted share, in fiscal 2019. Our significant net operating loss carryforwards minimized our cash tax payments and made this income substantially tax-free.
•
Adjusted EBITDA was $76.9 million as compared to $(24.2) million for fiscal 2020 and $23.5 million for fiscal 2019.
•
Cash flow from operations for fiscal 2021 was $75.5 million, as compared to $(1.2) million for fiscal 2020 and $15.8 million for fiscal 2019. Free cash flow was $70.3 million as compared to $(5.5) million for fiscal 2020 and $2.4 million for fiscal 2019.
•
At January 29, 2022, the Company had total cash of $15.5 million and no outstanding debt, compared to total debt, net of cash, of $55.4 million at January 30, 2021 and $49.8 million at

February 1, 2020. Excess availability under our credit facility was $68.9 million at January 29, 2022, as compared to $11.5 million at January 30, 2021 and $48.5 million at February 1, 2020.
•
On March 15, 2022, the Board authorized a $15.0 million stock repurchase program.

Management Comments

“This has been a historic year for DXL as we exceeded $500 million in sales for the first time in our Company’s history. Furthermore, we delivered $76.9 million in adjusted EBITDA that was made possible through improvements in gross margin, a restructured lease portfolio and lower operating expenses. Our adjusted EBITDA margin was in excess of 15%, and we reported earnings of $0.83 per diluted share, which benefited from our substantial net operating loss carryforwards. We generated over $70 million in free cash flow during fiscal 2021, which enabled us to retire our long-term debt, pay off our revolver and renegotiate our credit facility on more favorable terms. I am incredibly proud of what our Company has accomplished this year for our customers and our shareholders," said Harvey S. Kanter, President and Chief Executive Officer.

Kanter continued, “The structural changes to our business model we have implemented and the digital transformative work we have accomplished is driving our customers to engage with the DXL brand in new and meaningful ways. Our future is driven by an unrelenting passion to deliver a differentiated experience that resonates with big and tall guys everywhere and to remain focused on driving initiatives in marketing, technology and merchandising.

“We recognize that our business in fiscal 2021 benefited from many macro-level tailwinds, including emergence from pandemic restrictions, pent-up demand and fiscal stimulus policy. As we head into fiscal 2022, concerns around the current Russia Ukraine conflict, Fed Monetary Policy, record costs and inflation all present challenges. However, despite these potential headwinds, we are very excited about our plan for fiscal 2022, and are cautiously optimistic that we will continue to grow our business with robust margins. Given the record-setting year we just finished and non-comparable year-over-year elements, we are taking a thoughtful and pragmatic approach to our financial projections and are guiding to sales from $510 million to $530 million and an EBITDA margin greater than 10.0%.

Kanter concluded, “In fiscal 2022, we intend to build off the many successes we achieved last year to drive new customer acquisition, lifetime customer value through greater retention and new channels of distribution all of which will strengthen our brand and provide new opportunities for greater top-line growth. Our strong balance sheet and substantial free cash flow will allow us to withstand market volatility, invest in our business and return capital to shareholders through a stock repurchase program.”

Fourth-Quarter and Fiscal 2021 Results

In addition to referring to fiscal 2020, the following review of our fourth quarter and full-year results for fiscal 2021 also includes comparisons to our fourth quarter and full-year results for fiscal 2019. Due to the COVID-19 pandemic and its impact on our results during the fourth quarter and full-year of fiscal 2020, we believe that comparisons to our results from the fourth quarter and full-year fiscal 2019 are more informative.

Sales

For the fourth quarter of fiscal 2021, total sales were $133.5 million as compared to $100.1 million for the fourth quarter of fiscal 2020 and $131.2 million for the fourth quarter of fiscal 2019. The increase in total sales for the fourth quarter as compared to fiscal 2020 and fiscal 2019 was primarily due to the increase in comparable sales which was partially offset by decreases in wholesale revenue and sales from closed stores.

As compared to fiscal 2020, comparable sales for the fourth quarter increased 41.5%, driven by a 58.4% comparable sales increase from stores and a 17.8% increase in the direct business. As compared to fiscal 2019, comparable sales for the fourth quarter were up 9.4%, with our direct business up 33.1% and our stores flat. During the fourth quarter of fiscal 2021, our comparable sales, when compared to the same periods in fiscal 2019, increased by 17.4% in November and 7.8% in December, reflecting an earlier shopping season as customers responded to concerns around global supply chain issues and product availability, and slowed to 1.8% in January, as the Omicron variant impacted shopping behavior. We were also less promotional in the 2021 holiday season as compared to previous years, which impacted sales but strengthened margins. Regionally, our southeast and south central stores were our strongest performers in the fourth quarter of fiscal 2021, consistent with the trend we saw throughout much of fiscal 2021.

For fiscal 2021, total sales increased 58.3% to $505.0 million from $318.9 million for fiscal 2020 and increased 6.5% from $474.0 million in fiscal 2019. As compared to fiscal 2020, comparable sales increased 68.5%, with stores up 98.1% and the direct business up 25.4%. As compared to fiscal 2019, comparable sales increased 14.2%, primarily due to a comparable sales increase in the direct business of 44.0% and an increase in stores of 4.8%.

For fiscal 2021, wholesale revenues were $5.4 million as compared to $16.6 million in fiscal 2020 and $12.5 million in fiscal 2019. While a significant portion of our wholesale revenues in fiscal 2020 were due to the sale of masks, our wholesale business was driven primarily by our relationship with Amazon. Based on several factors, including low margins, volatility in the global supply chain, increasing lead times and the shifting dynamics of the business, the Company and Amazon have agreed to end the wholesale relationship.

Gross Margin

For the fourth quarter of fiscal 2021, gross margin, inclusive of occupancy costs, was 49.8%, compared with a gross margin of 39.0% for the fourth quarter of fiscal 2020 and a gross margin of 43.0% for the fourth quarter of fiscal 2019. For fiscal 2021, gross margin, inclusive of occupancy costs, was 49.5%, compared to 32.9% for fiscal 2020 and 43.1% for fiscal 2019.

As compared to the fourth quarter of fiscal 2019, our gross margin rate for the fourth quarter improved by 680 basis points, driven by a 410 basis point improvement in merchandise margins and a 270 basis point improvement in occupancy costs. On a dollar basis, our occupancy costs decreased by $3.3 million, as a result of our lease renegotiations as well as closed stores.

For the full year, our gross margin rate improved by 640 basis points as compared to fiscal 2019, driven by a 300 basis point improvement in merchandise margins and a 340 basis point improvement in occupancy costs. As a result of our lease renegotiations as well as closed stores, on a dollar basis, occupancy costs for fiscal 2021 decreased by approximately $12.5 million, or 17.7%, as compared to fiscal 2019.

The improvement in merchandise margin for the fourth quarter and fiscal year 2021 was primarily driven by our low promotional strategy and low clearance levels. Partially offsetting the savings from the reduction in markdowns was the continuing increase in the cost of freight due to shortages of vessels for overseas product, port congestion and labor shortages of truck drivers. For the full year, we estimate that the supply chain disruptions negatively impacted gross margin by approximately 84 basis points, and we expect that we will continue to experience cost increases related to these supply chain issues as well as due to the increase in the cost of certain raw materials, particularly cotton, throughout fiscal 2022.

Selling, General & Administrative

SG&A expenses for the fourth quarter of fiscal 2021 were 39.0% of sales, compared with 38.3% in the fourth quarter of fiscal 2020 and 35.4% in the fourth quarter of fiscal 2019.

On a dollar basis, compared to the fourth quarter of fiscal 2019, SG&A expense increased by $5.6 million. The increase was primarily due to increased incentive-based accruals, reinstating a 401(k) profit sharing contribution and an increase in marketing costs, due to timing. These increases were partially offset by the realized cost-savings implemented in fiscal 2020, which included a reduction in corporate headcount, professional services and the elimination of certain service agreements.

For fiscal 2021, SG&A expenses were 34.2% of sales, compared to 40.5% in fiscal 2020 and 38.1% in fiscal 2019.

On a dollar basis, compared to fiscal 2019, SG&A expense for fiscal 2021 decreased $7.7 million. The decrease in SG&A expenses for the year were primarily due to the cost-savings initiatives and reductions in payroll and payroll-related costs. These costs were partially offset by an increase in incentive-based accruals and an increase in 401(k) expense.

Management views SG&A expenses through two primary cost centers: Customer Facing Costs and Corporate Support Costs. Customer Facing Costs, which include store payroll, marketing and other store operating costs, represented 19.1% of sales for fiscal 2021, compared to 20.2% of sales for fiscal 2020 and 22.6% of sales for fiscal 2019. Corporate Support Costs, which include the distribution center and corporate overhead costs, represented 15.1% of sales, compared to 20.3% of sales for fiscal 2020 and 15.5% of sales for fiscal 2019.

Impairment of Assets

Asset impairment charges primarily represent the write-down of operating lease right-of-use assets, where the carrying value exceeds fair value, and the write-down store fixed assets. In addition, any subsequent gains recognized in connection with a store closure related to a previously recorded operating lease right-of-use asset impairment will be included as an offset to impairment charges, with the remainder of the gain included as a reduction in store occupancy costs.

For the fourth quarter and fiscal year fiscal 2021, the Company recorded non-cash gains of $0.4 million and $2.7 million, respectively, on the reduction of its operating lease liability in connection with its decision to close certain retail stores, which resulted in a revaluation of the lease liability. Of the total non-cash gains, $0.2 million and $2.3 million for the fourth quarter and fiscal year 2021, respectively, related to leases where the right-of-use assets had previously been impaired, and therefore, were recorded as a reduction of the previously recorded impairment. The remaining gain of $0.2 million and $0.4 million for the fourth quarter and fiscal year 2021, respectively, was recorded as a reduction to occupancy costs in each period.

Net Income (Loss)

Net income for the fourth quarter of fiscal 2021 was $9.9 million, or $0.14 per diluted share, as compared to a net loss for the fourth quarter of fiscal 2020 of $(5.1) million, or $(0.10) per diluted share, and net income of $2.4 million, or $0.05 per diluted share, for the fourth quarter of fiscal 2019.

Net income for fiscal 2021 was $56.7 million, or $0.83 per diluted share, as compared to a net loss for fiscal 2020 of $(64.5) million, or $(1.26) per diluted share, and a net loss of $(7.8) million, or $(0.16) per diluted share, in fiscal 2019. Our significant net operating loss carryforwards minimized our cash tax payments and made this income substantially tax-free.

Adjusted EBITDA

Earnings before interest, taxes, depreciation and amortization, adjusted for asset impairments, exit costs associated with London operations and CEO transition costs (adjusted EBITDA), a non-GAAP measure, for the fourth quarter of fiscal 2021 were $14.3 million as compared to $0.7 million for the fourth quarter of fiscal 2020 and $9.9 million for the fourth quarter of fiscal 2019. For fiscal 2021, adjusted EBITDA was $76.9 million, as compared to $(24.2) million for fiscal 2020 and $23.5 million for fiscal 2019.

Cash Flow

Cash flow from operations for fiscal 2021 was $75.5 million as compared to $(1.2) million for fiscal 2020 and $15.8 million for fiscal 2019. Capital expenditures for fiscal 2021 were $5.3 million, as compared to $4.2 million for fiscal 2020 and $13.4 million for fiscal 2019. Free cash flow, a non-GAAP measure, was $70.3 million as compared to $(5.5) million in fiscal 2020 and $2.4 million in 2019. The improvement in free cash flows was the result of the improvement in earnings, as well as faster inventory turnover.

(in millions)	Fiscal 2021	Fiscal 2020	Fiscal 2019
Cash flow from operating activities (GAAP)	$75.5	$(1.2)	$15.8
Capital expenditures	(5.3)	(4.2)	(13.4)
Free cash flow (non-GAAP)	$70.3	$(5.5)	$2.4

Non-GAAP Measures

Adjusted EBITDA, adjusted EBITDA margin and free cash flow are non-GAAP financial measures. Please see “Non-GAAP Measures” below and reconciliations of these non-GAAP measures to the comparable GAAP measures that follow in the tables below.

Balance Sheet & Liquidity

At January 29, 2022, we had a cash balance of $15.5 million, with no outstanding debt and excess availability under our credit facility of $68.9 million. This compares to total debt outstanding, net of cash, of $55.4 million and remaining availability under the credit facility of $11.5 million at January 30, 2021 and total debt outstanding, net of cash, of $49.8 million and remaining availability under the credit facility of $48.5 million at February 1, 2020.

Inventory was $81.8 million at January 29, 2022, as compared to $85.0 million at January 30, 2021 and $102.4 million at February 1, 2020. Maintaining sufficient inventory levels, given the ongoing supply chain disruptions, remains a primary focus. We believe that we have secured sufficient inventory to support our current sales forecast. We are continuing to manage our inventory conservatively, narrowing our assortments and increasing exclusivity with our national brands. As a result, we were able to increase our inventory turnover to over 2.0 times as compared to historical turnover of approximately 1.5 times. At January 29, 2022, our inventory was current, with clearance inventory representing only 6.0%, as compared to 10.4% at January 30, 2021 and 10.0% at February 1, 2020.

Store Information

During fiscal 2021, the Company closed 21 stores. There were no new or rebranded stores during fiscal 2021.

	Year End 2019		Year End 2020		Year End 2021
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	228	1,729	226	1,718	220	1,678
DXL outlets	17	82	17	82	16	80
CMXL retail	50	164	46	152	35	115
CMXL outlets	28	85	22	66	19	57

Total	323	2,060	311	2,018	290	1,930

We believe that our store portfolio is a vital asset to our omni-channel business strategy. We are actively reviewing opportunities to relocate or convert Casual Male XL stores to DXL, and we are reviewing white space opportunities in markets where our store footprint is underpenetrated. We expect to continue to invest in stores over the next several years as we further strengthen the store portfolio.

E-Commerce Information

The Company distributes its licensed branded and private label products directly to consumers through its stores, website and third-party marketplaces. E-commerce sales, which we also refer to as direct sales, are defined as sales that originate online, whether through our website, at the store level or through a third-party marketplace. Our direct business is a critical component of our business and an area of signification growth opportunity, as we continue to see our customers migrate to online shopping. Through fiscal 2021, we continued to see quarter-to-quarter growth in our direct business, even as customers returned to our stores. For the fourth quarter of fiscal 2021, our direct sales increased by $12.2 million to 35.2% of retail segment sales as compared to 27.4% for the fourth quarter of fiscal 2019. For the year, our direct sales increased $48.3 million to 31.0% of retail segment sales as compared to 23.1% for fiscal 2019.

Stock Repurchase Program

The Company’s Board of Directors has authorized the Company to repurchase up to $15.0 million of its common stock through open market and privately negotiated transactions.

The timing and the amount of any repurchases of common stock will be determined based on the Company’s evaluation of market conditions and other factors. The stock repurchase program is expected to commence in the first quarter of fiscal 2022 and will expire on March 15, 2023. The stock repurchase program may be suspended, terminated or modified at any time for any reason. The Company expects to finance the repurchases from operating funds and/or periodic borrowings on its credit facility. Any repurchased common stock will be held as treasury stock.

Financial Outlook

We experienced a remarkable recovery and growth in sales for fiscal 2021. We expect to grow our top line in fiscal 2022, but we also recognize that our business benefited from some level of pent-up demand and fiscal stimulus policy last year. In addition, the continuing uncertainty with respect to global supply chain disruptions, inflation, labor shortages, COVID-19 and geopolitical instability from the Russian invasion of Ukraine may impact our business in fiscal 2022. In light of this uncertainty and given the record-setting year we just finished and non-comparable year-over-year elements, we are taking a thoughtful and pragmatic approach to our financial projections and are guiding to sales from $510 million to $530 million and an EBITDA margin greater than 10.0%.

Conference Call

The Company will hold a conference call to review its financial results today, Thursday, March 17, 2022 at 9:00 a.m. ET. To listen to the live webcast, visit the "Investor Relations" section of the Company's website. The live call also can be accessed by dialing: (866) 680-2311. Please reference conference ID: 8988169. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures, including adjusted EBITDA, adjusted EBITDA margin and free cash flow and makes projections about EBITDA margin. The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net income (loss), net income (loss) per diluted share or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, not all companies calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures help investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below. The Company has not reconciled forward-looking adjusted EBITDA margin contained in this press release to its most directly comparable GAAP measure, as such reconciliation would require unreasonable efforts at this time to estimate and quantify with a reasonable degree of certainty various necessary GAAP components, including for example those related to impairment and tax items, that may arise during the year. These components and other factors could materially impact the amount of the future directly comparable GAAP measure, which may differ significantly from non-GAAP adjusted EBITDA margin.

Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation and amortization and excluding exit costs related to our London operations, CEO transition costs and any asset impairment charges. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by sales. The Company believes that providing adjusted EBITDA and adjusted EBITDA margin is useful to investors to evaluate the Company's performance and are key metrics to measure profitability and economic productivity.

Free cash flow is a metric that management uses to monitor liquidity. Management believes this metric is important to investors because it demonstrates the Company’s ability to maintain liquidity while supporting its capital projects and new store growth. Free cash flow is calculated as cash flow from operating activities, less capital expenditures and excludes the mandatory and discretionary repayment of debt.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the leading retailer of Men’s Big + Tall apparel that delivers a Big + Tall shopping experience that fits -- fits his body, fits his style, fits his life. Subsidiaries of Destination XL Group, Inc. operate DXL Big + Tall retail and outlet stores and Casual Male XL retail and outlet stores throughout the United States, and an e-commerce website, DXL.com, and mobile app which offer a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for Big + Tall men. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the Nasdaq Global Market under the symbol "DXLG." For more information, please visit the Company's investor relations website: https://investor.dxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding our outlook for fiscal 2022, including expected sales and adjusted EBITDA margin, an expected increase in markdowns, our strategic initiatives for fiscal 2022 and related costs, the potential impact of Russia's invasion of Ukraine, the potential impact of ongoing global supply chain disruptions, including increased costs and expected increased costs for certain raw materials, and the continuing impact of COVID-19 and its variants on our business. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 19, 2021, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including risks relating to the COVID-19 pandemic and its impact on the Company’s results of operations, the Company’s execution of its digital and store strategy and ability to grow its market share, predict customer tastes and fashion trends, forecast sales growth trends and compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
Unaudited

	For the three months ended			For the fiscal year ended
	January 29, 2022	January 30, 2021	February 1, 2020	January 29, 2022	January 30, 2021	February 1, 2020
Sales	$133,451	$100,106	$131,239	$505,021	$318,946	$474,038
Cost of goods sold including occupancy	67,019	61,024	74,825	255,197	214,081	269,837
Gross profit	66,432	39,082	56,414	249,824	104,865	204,201

Expenses:
Selling, general and administrative	52,106	38,335	46,466	172,962	129,062	180,663
Exit costs associated with London operations	—	—	—	—	—	1,737
CEO transition costs	—	—	41	—	—	743
Impairment of assets	(241)	(359)	889	(2,344)	14,841	889
Depreciation and amortization	4,195	5,103	5,686	17,226	21,477	24,563
Total expenses	56,060	43,079	53,082	187,844	165,380	208,595

Operating income (loss)	10,372	(3,997)	3,332	61,980	(60,515)	(4,394)

Interest expense, net	(94)	(1,044)	(712)	(4,350)	(3,917)	(3,297)

Income (loss) before provision for income taxes	10,278	(5,041)	2,620	57,630	(64,432)	(7,691)

Provision for income taxes	369	35	183	917	106	105

Net income (loss)	$9,909	$(5,076)	$2,437	$56,713	$(64,538)	$(7,796)

Net income(loss) per share - basic	$0.15	$(0.10)	$0.05	$0.89	$(1.26)	$(0.16)
Net income(loss) per share - diluted	$0.14	$(0.10)	$0.05	$0.83	$(1.26)	$(0.16)

Weighted-average number of common shares outstanding:
Basic	64,227	51,888	50,412	63,401	51,317	49,992
Diluted	68,920	51,888	50,751	68,031	51,317	49,992

DESTINATION XL GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
January 29, 2022, January 30, 2021 and February 1, 2020
(In thousands)
Unaudited

	January 29,	January 30,	February 1,
	2022	2021	2020

ASSETS

Cash and cash equivalents	$15,506	$18,997	$4,338
Inventories	81,764	85,028	102,420
Other current assets	8,725	10,105	17,102
Property and equipment, net	44,442	56,552	78,279
Operating lease right-of-use assets	127,812	134,321	186,413
Intangible assets	1,150	1,150	1,150
Other assets	559	602	1,215
Total assets	$279,958	$306,755	$390,917

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Accounts payable	$25,165	$27,091	$31,763
Accrued expenses and other liabilities	40,969	29,934	23,390
Operating leases	155,605	179,417	223,227
Long-term debt	—	14,869	14,813
Borrowings under credit facility	—	59,521	39,301
Stockholders' equity (deficit)	58,219	(4,077)	58,423
Total liabilities and stockholders' equity (deficit)	$279,958	$306,755	$390,917

CERTAIN COLUMNS IN THE FOLLOWING TABLES MAY NOT FOOT DUE TO ROUNDING

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

(Unaudited)

	For the three months ended			For the fiscal year ended
	January 29, 2022	January 30, 2021	February 1, 2020	January 29, 2022	January 30, 2021	February 1, 2020
(in millions, except margin percentages)

Net income (loss), on a GAAP basis	$9.9	$(5.1)	$2.4	$56.7	$(64.5)	$(7.8)
Add back:
Provision for income taxes	0.4	0.0	0.2	0.9	0.1	0.1
Interest expense	0.1	1.0	0.7	4.4	3.9	3.3
Depreciation and amortization	4.2	5.1	5.7	17.2	21.5	24.6
EBITDA (non-GAAP)	14.6	1.1	9.0	79.2	(39.0)	20.2
Add back:
Exit Costs associated with London operations	-	-	-	-	-	1.7
CEO transition costs	-	-	0.0	-	-	0.7
Impairment charges	(0.2)	(0.4)	0.9	(2.3)	14.8	0.9
Adjusted EBITDA (non-GAAP)	$14.3	$0.7	$9.9	$76.9	$(24.2)	$23.5

Sales	$133.5	$100.1	$131.2	$505.0	$318.9	$474.0
Adjusted EBITDA margin (non-GAAP), as a percentage of sales	10.7%	0.7%	7.6%	15.2%	(7.6%)	5.0%

GAAP TO NON-GAAP RECONCILIATION OF FREE CASH FLOW

(Unaudited)

	For the fiscal year ended
(in millions)	January 29, 2022	January 30, 2021	February 1, 2020
Cash flow from operating activities (GAAP basis)	$75.5	$(1.2)	$15.8
Capital expenditures	(5.3)	(4.2)	$(13.4)
Free cash flow (non-GAAP)	$70.3	$(5.5)	$2.4